[SRSY Letterhead]

March 28, 2011

Board of Trustees
GPS Funds II
2300 Contra Costa Boulevard, Suite 600
Pleasant Hill, CA 94523-3967

Re:           Pre-Effective Amendment No. 2 to the
Registration Statement of GPS Funds II

Gentlemen:

We have acted as counsel to GPS Funds II, a statutory trust organized under Delaware law (the “Trust”), in connection with the issuance and sale by the Trust of its shares of beneficial interest, no par value (the “Shares”) of the following six series (with two classes each) of the Trust (each, a “Fund”):  (i) GuidePath Strategic Asset Allocation Fund (Service Shares and Institutional Shares); (ii) GuidePath Tactical Constrained Asset Allocation Fund (Service Shares and Institutional Shares); (iii) GuidePath Tactical Unconstrained Asset Allocation Fund (Service Shares and Institutional Shares); (iv) GuidePath Absolute Return Asset Allocation Fund (Service Shares and Institutional Shares); (v) GuideMark Global Real Return Fund (Service Shares and Institutional Shares); and (vi) GuideMark Opportunistic Fixed Income Fund (Service Shares and Institutional Shares).  The Trust is authorized to issue an unlimited number of Shares of each Fund.

This opinion is furnished in accordance with the requirements of Item 28(i) of Form N-1A under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the Securities Act of 1933, as amended (the “Securities Act”).

In connection with providing this opinion, we have examined (i) a copy of the Trust’s Certificate of Trust, as filed with the Secretary of State of Delaware on October 20, 2010, and amended on January 14, 2011 and March 23, 2011; (ii) the Trust’s Amended and Restated Agreement and Declaration of Trust dated January 6, 2011; (iii) the Trust’s By-Laws; (iv) certain resolutions adopted by the Board of Trustees of the Trust relating to the issuance and sale of the Shares; and (v) a Certificate of Good Standing dated March 28, 2011 from the Secretary of State of Delaware.  We have also examined the Notification of Registration on Form N-8A and the Registration Statements on Form N-1A filed on behalf of the Trust (the “Registration Statement”) under the Investment Company Act and the Securities Act, all as amended to date, as well as other items we deem material to this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.

This opinion is based exclusively on the provisions of the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Salutatory Trust Act, as amended, and does not extend to the securities of “blue sky” laws of the State of Delaware or other states.

Board of Trustees
GPS Funds II
March 28, 2011
Page

Based upon and subject to the foregoing information and examination, we are of the opinion that, when the Registration Statement becomes effective under the Investment Company Act and Securities Act, the Shares will, when sold in accordance with the Registration Statement, be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust and we further consent to reference in the Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By: /s/ Kenneth L. Greenberg
Kenneth L. Greenberg, a Partner